EXHIBIT 10.3

RESTATED AND AMENDED PURCHASE AGREEMENT

This Restated and Amended Purchase Agreement (“Agreement”) is made as of the 20th day of June, 2005 (hereinafter the “date of this Agreement”), by TRADEMARK PROPERTY COMPANY, a Texas corporation (“Purchaser”), and THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“Seller”). Seller and Purchaser executed that certain Purchase Agreement dated November 20, 2003, as subsequently amended by two (2) amendments dated February 27, 2004, and August 12, 2004, respectively (as amended, the “Original Agreement”). Seller and Purchaser now desire to amend and restate the Original Agreement in its entirety. For good and valuable consideration — the receipt and sufficiency of which are hereby acknowledged — Seller and Purchaser hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1. Property. Seller agrees to sell and convey to Purchaser, on the terms and subject to the conditions contained in this Agreement, the land comprised of the two separate parcels depicted on EXHIBIT “A” attached hereto and made a part hereof (such parcels, as identified on EXHIBIT “A” attached hereto, are hereafter referred to as “Parcel A” and “Parcel B”; respectively), totaling approximately 10.7298 acres, together with all improvements located thereon, and together with any and all appurtenant rights and easements (Parcels A and B are collectively referred to herein as the “Property”). Notwithstanding the foregoing, Seller, at its sole discretion, may remove any property from the Property, whether such property maybe considered personal property, real property or a fixture, including, without limitation, cranes, conveyors, electric bus ducts and all other property on the Property (in accordance with the terms of Paragraph 5 of this Agreement).

2. Purchase Price. The Purchase Price (“Purchase Price”) for the Property shall be Eight Million Dollars ($8,000,000.00) allocated as follows: Six Million Nine Hundred Thousand Dollars ($6,900,000.00) for Parcel A and One Million One Hundred Thousand Dollars ($1,100,000.00) for Parcel B. The Purchase Price shall be payable as follows:

a. Seller acknowledges and agrees that Purchaser has previously paid Seller a deposit totaling Two Hundred Fifty Thousand Dollars ($250,000.00) (“Nonrefundable Deposit”), which Nonrefundable Deposit is non-refundable to Purchaser for any reason, but which Nonrefundable Deposit will be applied against the Purchase Price at the Closing of Parcel A as set forth in Paragraph 2(c) below;

b. Within five (5) business days after Purchaser’s receipt of written notice of Seller’s Board Approval as provided in Section 10(a) of this Agreement, Purchaser shall deposit with the Title Company (hereafter defined) the sum of Two Hundred Thousand Dollars ($200,000.00) (“Refundable Deposit”), which sum must be held in escrow by the Title Company in an interest bearing account and disbursed in accordance with the terms of this Agreement. The Nonrefundable Deposit and the Refundable Deposit total Four Hundred Fifty Thousand Dollars ($450,000.00) and are collectively referred to herein as the “Deposit”. Notwithstanding anything to the contrary contained in this Agreement, the Refundable Deposit will be fully refundable to Purchaser up until July 15, 2005, if Purchaser terminates this Agreement for any reason or no reason. Thereafter, the Refundable Deposit shall be refundable to Purchaser only if Purchaser terminates this Agreement due to (i) a Title Defect due to the act or omission of Seller occurring after July 15, 2005, (ii) an environmental condition at the Property due to the act or omission of Seller occurring after July 15, 2005, (iii) as to Parcel A only, Purchaser’s failure to obtain all necessary permits and governmental approvals for its intended development of the Property despite Purchaser’s good faith diligent efforts, or (iv) as to Parcel A only, Purchaser’s failure to obtain tax increment financing or other governmental incentives for the development of the

Property and/or the Kennedy Connector despite Purchaser’s good faith diligent efforts. If Purchaser terminates this Agreement as to Parcel A after July 15, 2005, for any of the reasons set forth in the preceding sentence, or terminates this Agreement as to Parcel B pursuant to (i) or (ii) (but not (iii) or (iv) which shall be deemed satisfied or waived as of the Closing of Parcel A), then Purchaser’s termination will not be deemed a default under Section 7 of this Agreement, but in such event, Purchaser will be entitled to the return of the Refundable Deposit, but not the Nonrefundable Deposit or any “Extension Fee”, hereafter defined, if applicable, or the “Incentive Fee”, hereafter defined, if applicable, each of which may be retained by Seller after such termination unless Purchaser’s termination of this Agreement is due to Seller’s default in which case Seller shall promptly refund all funds except the Nonrefundable Deposit which is non-refundable under any circumstance.

c. Six Million Five Hundred Thousand Dollars ($6,500,000.00) plus or minus the credits or prorations provided for by the terms of this Agreement; net of the Nonrefundable Deposit previously paid to Seller; and net of the Extension Fee (hereafter defined), if any, paid by Seller in connection with the Closing of Parcel A (hereafter defined) shall be paid by certified or cashier’s check, title company escrow check, or by wire of immediately available funds at Closing of Parcel A [Seller and Purchaser acknowledging that Four Hundred Thousand Dollars ($400,000.00) of the Purchase Price allocated to Parcel A is deferred and will not be due and payable by Purchaser until the Closing of Parcel B]; and

d. the remaining balance of One Million Five Hundred Thousand Dollars ($1,500,000.00) of the Purchase Price (which amount includes the deferred portion of the Purchase Price allocated to Parcel A) plus or minus the credits or prorations provided by the terms of this Agreement; net of the Refundable Deposit which will be applied against the deferred portion of the Purchase Price at the Closing of Parcel B; net of the Extension Fee, if any, paid by Purchaser in connection with the Closing of Parcel B (hereafter defined); and net of the Incentive Fee (hereafter defined), if any, paid by Purchaser in connection Seller’s early turnover of possession of Parcel A shall be paid by certified or cashier’s check, title company escrow check, or by wire of immediately available funds at the Closing of Parcel B.

3. Conveyance. At each Closing, Seller shall deliver to Purchaser a duly executed and acknowledged limited warranty deed (the “Deed”) for Parcel A or Parcel B, as the case may be, conveying to Purchaser recordable, marketable, and indefeasible title to such parcel in fee simple, free and clear of all liens and encumbrances, of record and in fact, subject only to the following (“Permitted Exceptions”): (a) easements, encumbrances and restrictions of record (but, in any event, Seller shall be required to remove all mortgages and other monetary liens, except for real estate taxes and installments of assessments not yet due and payable); (b) installments of real estate taxes and assessments which are a lien upon the Property, but not yet due and payable; (c) Seller’s post Closing occupancy rights; and (d) the rights of property owners in and to private roadways pursuant to recorded documents, public highways, public right of ways and rights of the public to utilize streets, as described herein.

4. Inspection.

a. Property Inspection. Seller shall make the Property available for inspection by Purchaser, its agents and employees from the date of this Agreement through the date of Closing, and Purchaser may undertake at Purchaser’s sole expense, as complete a physical and environmental inspection and investigation of the Property and the circumstances surrounding the Property as Purchaser deems appropriate in order to determine that the Property is suitable for the development, construction, operation and use of a commercial project, together with and in conjunction with adjacent real property being acquired by Purchaser (the “Project”). Purchaser agrees to restore the Property to its original condition upon completion of any such inspections, and to indemnify Seller against all damages incurred by Seller as a result of the entry upon the Property by Purchaser’s agents or employees. Purchaser shall, promptly after receipt, provide Seller with copies of all inspection reports regarding the physical condition of the Property as generated pursuant to this Paragraph.

b. Title and Survey. On or before thirty (30) days after the date of this Agreement, Purchaser shall obtain at Purchaser’s expense a title insurance commitment (“Title Commitment”) from Lawyers Title of Cincinnati, Inc. as agent for Lawyers Title Insurance Corporation (the “Title Company”). In addition, Purchaser may obtain a survey (the “Survey”) of the Property prepared by a registered land surveyor, which Survey shall be certified to Purchaser and to the Title Company in the form required by Purchaser and/or the Title Company. The Survey may also (i) show the present location of any improvements on the Property, including any encroachments onto adjoining land and encroachments by adjoining improvements onto the Property; (ii) show all easements whether recorded or visible; (iii) show access to public roads or ways (if any exists); (iv) include the legal description and the gross amount of the total acreage for Parcel A and Parcel B; (v) include a certification that the Property is not located in the one hundred (100) year flood plain, and (vi) be sufficient to enable the Title Company to delete its standard survey exception and issue a title insurance policy (the “Title Policy”) for the Property free from any exceptions relating to survey matters, and if the Property consists of more than one tax parcel, to issue a contiguity endorsement. Purchaser shall, promptly after receipt, provide Seller with a copy of the Title Commitment and survey. If necessary, Seller shall cooperate with Purchaser to obtain a division of the Property into two (2) separate parcels, including the execution of any required applications as owner of the Property; provided, however, Purchaser shall bear the cost of such division.

c. Title Defects. If (1) the Title Commitment shows that Seller does not have recordable, marketable, and indefeasible title to the Property in fee simple subject only to the Permitted Exceptions; or if (2) the Title Commitment or the Survey shows that the Property is subject to any title defects, liens, encumbrances, easements, rights-of-way, covenants, reservations or restrictions other than Permitted Exceptions and mortgages or other monetary liens which Seller agrees Seller will cause to be discharged or canceled at the time of Closing; or if (3) the Survey discloses conditions which are not in conformity with the criteria set forth in the preceding paragraph; or if (4) Purchaser determines that any utility easements or other matters will have an adverse affect upon the ability to fully use the Property for the Project (all of the foregoing being collectively called “Title Defects” or individually, a “Title Defect”), then Purchaser shall give Seller written notice thereof on or prior to the forty-fifth (45th) day after the date of this Agreement. On or before ten (10) days after Seller’s receipt of written notice of any Title Defect, Seller shall notify Purchaser in writing whether or not Seller intends to cure such Title Defect. If Seller notifies Purchaser in writing that Seller intends to cure any Title Defect, then Seller shall do so at its expense prior to Closing. If Seller notifies Purchaser in writing that Seller is unwilling or unable to remove any Title Defect, then Purchaser may, at its option, (i) agree to waive such defects and proceed to close the purchase of the Property as-is; or (ii) terminate this Agreement, such notice to be given in writing within five (5) days after expiration of said ten (10) day period. If Seller fails to respond to the Title Defect in writing within the specified time period, then Seller shall be deemed to have notified Purchaser that it is unwilling or unable to cure the Title Defect and Purchaser shall have the same options described in the immediately preceding sentence. Purchaser shall elect option (i) or (ii) above by written notice to Seller. If Purchaser fails to elect either option as provided herein, Purchaser shall be deemed to have elected option (i). If Purchaser terminates this Agreement pursuant to provisions of this sub-paragraph, Seller shall refund the Refundable Deposit (and the Extension Fee (hereafter defined), if applicable) to Purchaser free and clear of all claims of Seller, and both parties shall be released from all further obligations hereunder.

5. Closing; Possession. The parties hereto agree to close the purchase and sale of Parcel A (hereinafter, the “Closing of Parcel A”) on or before July 15, 2005, and to close the purchase and sale of Parcel B (“the Closing of Parcel B”) on or before the later of (i) April 1, 2006, or (ii) thirty (30) days after Purchaser’s receipt of written notice from Seller certifying that Seller has completely vacated Parcel B and is no longer occupying any portion thereof, but in no event shall Seller occupy Parcel B beyond the date which is ten (10) months after the Closing of Parcel A provided the Closing of Parcel B occurs. The Closing of Parcel A and the Closing of Parcel B are collectively (or individually, as the context requires) referred to herein as the “Closing”. Each Closing will take place in the offices of Seller or Seller’s counsel. Purchaser shall have the right to move each Closing to an earlier date with the written agreement of Seller. Purchaser has three (3) thirty (30) day extensions of the Closing of Parcel A and three (3) thirty (30) day extensions of the Closing of Parcel B. To exercise these rights, Purchaser must — prior to the expiration of the scheduled Closing of Parcel A or the scheduled Closing of Parcel B, as the case may be — deliver to Seller (with a copy to Title Company) written notice of Purchaser’s exercise of the applicable thirty (30) day extension. Each time Purchaser exercises a thirty (30) day extension of the Closing of Parcel A or the Closing of Parcel B, as the case may be, Purchaser must pay to Seller an extension fee (“Extension Fee”) for such extension as follows: $50,000.00 for the first extension of either the Closing of Parcel A or B; $100,000.00 for the second extension of either the Closing of Parcel A or B; $200,000.00 for the third extension of either the Closing of Parcel A or B. Once paid to Seller, the Extension Fee is non-refundable to Purchaser for any reason other than the failure of any condition of Purchaser set forth in Paragraph 2.b. or as provided in Paragraphs 7 or 9 below, but such Extension Fee will be applied against the Purchase Price at the Closing of the particular parcel. Seller shall at each Closing execute and deliver such other documents or instruments as may be reasonably required by Purchaser, or required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing, including, without limitation, the deed as required by this Agreement, a commercially reasonable title affidavit, such proof of authority as may reasonably be requested, and a closing statement. Purchaser shall deliver the portion of the Purchase Price due at each Closing pursuant to the terms of this Agreement and execute and deliver such other documents or instruments as may reasonably be required by Seller to effectuate the Closing, including, without limitation, a closing statement.

Seller shall have the right to occupy and possess the Parcel A and Parcel B for up to ten (10) months after the date of the Closing of Parcel A, with no rent obligations, but Seller shall be responsible for paying real estate taxes, insurance costs, utility costs and other occupancy and operation costs for such parcels during its period of occupancy. Prior to the Closing of Parcel A, Seller and Purchaser shall negotiate and execute a lease agreement reflecting such rights and obligations and permitting Purchaser to enter upon Parcel A and Parcel B during such occupancy period in order to conduct surveys, tests and other activities which do not interfere with Seller’s operation of its business at such parcels. Seller shall, prior to the date occupancy is to be delivered to Purchaser, remove all property that Seller desires to remove and any items remaining after such date may be disposed by Purchaser in any manner it desires. Both parties agree to negotiate in good faith in order to enter into the above described Lease. If the Seller vacates Parcel A on or before six (6) months after the Closing of Parcel A, then as consideration for Seller’s early turnover of Parcel A, Purchaser shall pay Seller the sum of Three Hundred Thousand Dollars ($300,000.00) (“Incentive Fee”) within thirty (30) days after Seller’s delivery of possession of Parcel A to Purchaser, which Incentive Fee is non-refundable to Purchaser for any reason, but which Incentive Fee will be applied against the Purchase Price at the Closing of Parcel B.

6. Purchaser’s Conditions.

a. Purchaser’s Conditions. The obligation of Purchaser to perform is subject to satisfaction of each of the following conditions on or prior to Closing, which may be waived solely by Purchaser. Purchaser may terminate this Agreement by written notice to Seller, if any of these conditions are not satisfied to Purchaser’s sole satisfaction. If the Agreement is terminated due to the failure of any of the following conditions, then Seller shall refund the Deposit (and the Extension Fee, if applicable) to Purchaser free and clear of all claims of Seller, and neither party shall have any further rights or obligations hereunder.

i. Performance by Seller. Seller shall have not breached any warranty contained in this Agreement nor shall Seller have failed to perform any obligation required by this Agreement to be performed by Seller.

ii. Title Policy. The Title Company shall have irrevocably committed itself as of July 15, 2005, in writing to deliver to Purchaser an owner’s title policy in the full amount of the Purchase Price, insuring in Purchaser good record marketable title to the Property, with all standard and general exceptions deleted or endorsed over so as to afford full “extended form coverage” and showing as exceptions only the Permitted Exceptions, subject only to the requirement that Seller execute and deliver the documents required hereunder, and any Title Defects described in Paragraph 4 shall have been removed or waived, and no additional Title Defects shall arise prior to the date of Closing.

b. Seller’s Conditions. The obligations of Seller to perform under this Agreement are subject to satisfaction of each of the following conditions on or before the date mentioned in each condition. If these conditions are not satisfied on or before the applicable date, then Seller may terminate this Agreement by written notice to Purchaser, whereupon Seller may retain the Deposit free and clear of all claims of Purchaser if such termination is due to the failure of condition (i) below, and neither party shall have any further obligations hereunder. If such termination is due to the failure of condition (ii) below, then Seller shall refund the Deposit (and the Extension Fee, if applicable) to Purchaser free and clear of all claims of Seller, and neither party shall have any further rights or obligations hereunder. If Seller fails to terminate this Agreement by written notice to Purchaser on or before the applicable date mentioned in each contingency, then the contingency contained therein shall be deemed to be satisfied or waived by Seller as of the date so mentioned.

i. Performance by Purchaser. Purchaser shall not have breached any warranty contained in this Agreement nor shall Purchaser have failed to perform any obligations required by this Agreement to be performed by Purchaser. Seller’s right to terminate this Agreement pursuant to this Paragraph 6(b) shall expire on the date of the Closing of Parcel B.

ii. Agreement as to Seller’s Post-Closing Possession. On or before the Closing of Parcel A, Seller and Purchaser shall have agreed to a lease of Parcel A and Parcel B setting forth Seller’s post-closing possessory rights and obligations.

7. Failure to Close. Both Purchaser and Seller shall have the right to terminate this Agreement if any of the conditions described in Paragraph 6 are not satisfied or waived on or before the dates referenced therein by written notice of such termination to the other party, whereupon neither party shall have any further obligations to the other under this Agreement. Seller shall have the right to terminate this Agreement only upon the failure of an express contingency set forth in Paragraph 6(b) above. If Seller defaults in any of its obligations hereunder, or if any of Seller’s representations and warranties made in this Agreement prove to be untrue as of the date of Closing, then, in addition to any other legal or equitable remedies available to Purchaser, including specific performance, Purchaser shall have the right to have the Refundable Deposit, the Extension Fee (if any), and the Incentive Fee (if any) returned to Purchaser provided that if such default or failure relates to Parcel B, Seller shall return only the Refundable Deposit to Purchaser together with any Extension Fee related to Parcel B. If Purchaser or Seller do not terminate this Agreement pursuant to an express right to do so as contained herein, and if Seller does not default in any of its obligations hereunder and none of the Seller’s representations and warranties prove to be untrue, but Purchaser fails to close as required by this Agreement, then Seller’s sole and exclusive right and remedy shall be to retain the Deposit (and the Extension Fee and Incentive Fee, if applicable) paid by Purchaser as liquidated damages, the parties acknowledging and agreeing that Seller’s actual damages could be difficult if not impossible to ascertain; provided, however, if Purchaser fails to close the purchase of Parcel B pursuant to the terms of this Agreement following Purchaser’s acquisition of Parcel A, then Purchaser must also pay Seller the deferred portion of the Purchase Price allocated to Parcel A (i.e., $400,000.00), to the extent Purchaser has not previously paid Seller such amount.

8. Real Estate Taxes and Other Prorations. Real estate taxes and current installments of assessments applicable to Parcel A or Parcel B, as the case may be, for the year in which the Closing for that particular parcel occurs shall be prorated as of the date of the applicable Closing, based upon the most recently issued tax bills, with Purchaser receiving a credit at such Closing for the real estate taxes charged for such parcel for the time period prior to such Closing. If either Parcel A or Parcel B is subject to any assessments, then installments of such assessments shall be likewise prorated at the applicable Closing.

9. Eminent Domain or Casualty. If all or a material portion of either Parcel A or Parcel B (meaning more than 15% of the acreage of such parcel) is taken or is made subject to eminent domain or other governmental acquisition proceedings prior to the applicable Closing, then Seller shall promptly notify Purchaser thereof, and Purchaser may either (i) complete such Closing and receive the proceeds paid or payable on account of such acquisition proceedings, including any right to receive the same or terminate this Agreement, in which event Seller shall retain the Deposit, if paid or (ii) terminate this Agreement by written notice to Seller, and in such event, the Seller shall refund the Refundable Deposit (and the Extension Fee and the Incentive Fee, if applicable) to Purchaser free and clear of all claims of Seller, and neither party shall have any further rights or obligations hereunder. If any of the buildings or improvements are damaged or destroyed prior to Closing by fire or any other casualty, then Purchaser shall proceed to Closing but Seller shall receive the insurance proceeds paid or payable on account of such damage or destruction, including any rights to receive the same, and the Purchase Price will be reduced by the amount of such insurance proceeds.

10. Agreements, Representations and Warranties of Seller. Seller represents, warrants, and covenants to Purchaser as to the following matters, and shall be deemed to remake all of the following representations, warranties, and covenants as of the date of each Closing. The truth and accuracy of all of the following representations, warranties, and covenants shall be conditions precedent to Purchaser’s obligation to close under this Agreement.

a. Validity of Agreement. To Seller’s actual knowledge, the entering into of this Agreement and the consummation of the sale of the Property will not require Seller to obtain (either before or after the Closing) any consent, license, permit, wavier, approval, authorization or any other action of, by, or with respect to any non-governmental or governmental person or entity other than obtaining the consent of Seller’s Board of Directors to Seller’s execution of this

Agreement. Following the execution of this Agreement by Seller and Purchaser, Seller shall submit this Agreement to its Board of Directors for approval (“Board Approval”). If Seller’s Board of Directors do not approve Seller’s execution of this Agreement as evidenced by a duly passed resolution or authorized written consent within seven (7) days after the date of this Agreement, then either Seller or Purchaser may thereafter terminate this Agreement by written notice to the other party, and in such event, neither party will have any further rights or obligations hereunder. If Seller obtains Board Approval, Seller shall promptly furnish Purchaser with written notice of same, together with a copy of the certified resolution or signed written consent evidencing such Board Approval.

b. Violation of Law. To Seller’s actual knowledge, there is no condition existing with respect to the maintenance, operation, use, or occupancy of the Property which violates any statute, ordinance, law, or code, nor has Seller received any notice, written or otherwise, from any governmental agency alleging violations of any law, statute, ordinance, or regulation relating to the Property.

c. Legal Proceedings. To Seller’s actual knowledge, there is not pending or, to the best of Seller’s knowledge, threatened, litigation, eminent domain proceeding, arbitration, administrative action or examination, claim or demand whatsoever relating to the Property.

d. Access. To Seller’s actual knowledge, no fact or condition exists which would result in the termination or impairment of access to the Property from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services, except for Purchaser’s expressed intention to discontinue operation of the Factory Power Plant.

e. Transfer of Property. Prior to Closing, Seller shall not lease, encumber, or transfer all or any part of the Property without Purchaser’s consent. Seller warrants that, except for this Agreement, there are no purchase contracts, options, leases or any other agreements of any kind, oral or written, formal or informal, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title, or interest in, or right to possession, use, enjoyment or proceeds of any part or all of the Property except for as may be of record in the Hamilton County Recorder. At or prior to Closing, Seller shall cause all mortgages and other monetary liens (except for real estate taxes and assessments not yet due and payable) to be discharged and released.

f. Hazardous Materials. Prior to the execution of this Agreement, Seller has provided true, accurate and complete copies of a Phase I and Phase II environmental study of the Property (the “Environmental Reports”). Except as disclosed in the Environmental Reports, to Seller’s actual knowledge, no Hazardous Materials exist on the Property.

g. Cooperation. Seller shall reasonably cooperate with Purchaser, at no cost to Seller, as maybe necessary in order to satisfy Purchaser’s conditions in Paragraph 6 of this Agreement, including signing such applications, consents and other documents and instruments as Purchaser may reasonably request for zoning, permitting or other purposes, in its efforts to satisfy conditions and by making available to Purchaser all information which is related to the Property available to Purchaser.

h. Service Agreements. All management and service agreements, if any, affecting Parcel A or Parcel B will be terminated as of the date of the expiration of Seller’s post-Closing occupancy rights of such parcel so that there shall be no obligations under any management or service agreements affecting Parcel A or Parcel B, as the case may be, after such date.

As used herein, the term “actual knowledge” shall be deemed to mean the actual knowledge of Seller’s senior officers.

11. The Agreements, Representations and Warranties of Purchaser. Purchaser represents, warrants and covenants to Seller, and shall be deemed to remake all such representations, warranties and covenants as of the date of each Closing, that, to Purchaser’s actual knowledge (being defined as the actual knowledge of Purchaser’s senior officers), entering into this Agreement and the consummation of the purchase of the Property will not require Purchaser to obtain (either before or after the Closing) any consent, license, permit, waiver, approval, authorization or any other action of, by or with respect to any non-governmental or governmental person or entity. Purchaser is authorized, and the person signing on behalf of Purchaser is authorized, to execute and deliver this Agreement and all documents contemplated hereby, and both the Purchaser and the person signing on behalf of Purchaser have the full right, power and authority to consummate the transaction contemplated by this Agreement. The truth and accuracy of the preceding representations, warranties and covenants shall be conditions precedent to Seller’s obligation to close under this Agreement.

12. Notices. All notices required or permitted by this Agreement shall be in writing, and shall be deemed properly delivered when and if hand delivered, sent by Federal Express or other nationally recognized overnight courier service or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto at their respective addresses set forth below or as they may hereafter specify by written notice delivered in accordance herewith:

Purchaser:	Rick Knight
Trademark Property Company
301 Commerce Street, Suite 3635
Fort Worth, Texas 76102

With a copy to:	Richard D. Herndon
Griffin-Fletcher, LLP
3500 Red Bank Road
Cincinnati, Ohio 45227

With a copy to:	Cincinnati Galleria, LLC
c/o Vision Land Development, LLC
455 Delta Avenue, Suite 108
Cincinnati, Ohio 45226
Attn: Mr. Kent Arnold

Seller:	Ceco Environmental Corp.
3120 Forrer Street
Cincinnati, Ohio 45209-1016
Attn: Mr. David Blum

With a copy to:	George Vincent, Esq.
Dinsmore & Shohl, LLP
255 East Fifth Street
1900 Chemed Center
Cincinnati, Ohio 45202

13. Expenses. Purchaser shall pay for any transfer tax in connection with the sale of the Property. Purchaser shall pay the survey costs, the title insurance premium and recording charges. Each party shall pay for its own legal and accounting fees and other expenses in connection with this Agreement and the sale and transfer of the Property.

14. Brokers. Purchaser and Seller hereby represent to each other that it has not involved or worked with any brokers, agents or finders in the negotiation of this Agreement or the consummation of this transaction and that there are no such other brokers, agents or finders that have any right to claim a commission or fee due to the consummation of this transaction. Purchaser and Seller hereby agree to indemnify and hold harmless each other from and against any and all liabilities, including costs and expenses such as attorneys’ fees, arising out of any claims by any brokers, agents or finders that they are entitled to such a commission or fee as the result of the actions of the indemnifying party.

15. Miscellaneous.

a. Entire Agreement; Binding Effect. This Agreement and the Exhibits attached hereto constitute the entire contract between the parties and supersede all prior understandings, if any. Any subsequent conditions, representations, warranties, or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns. Without limiting Purchaser’s right to assign this Agreement to any other party, Seller specifically acknowledges that Purchaser may assign this Agreement to any related or affiliated entity or to an intermediary in connection with a like kind exchange under Section 1031 of the Internal Revenue Code and Seller consents to such assignment and agrees to cooperate with Purchaser in completing such assignment, provided however, that Purchaser hereby indemnifies Seller from all costs or expenses incurred by Seller solely on account of this transaction being structured as a like-kind exchange. Purchaser specifically acknowledges that Seller may assign this Agreement to any related affiliated entity or to any intermediary in connection with a like-kind exchange under Section 1031 of the Internal Revenue Code and Purchaser consents to such assignment and agrees to cooperate with Seller in completing such assignment and like-kind exchange provided, however, that Seller shall indemnify Purchaser from all costs or expenses incurred by Purchaser solely on account of this transaction being structured as a like-kind exchange.

b. Original Document. This Agreement may be executed by both parties in counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same Agreement.

16. New State Taxes. If, prior to Closing, new Ohio state sales or services types of taxes are imposed such that the real estate commissions paid under this Agreement are taxed thereby, then Purchaser shall pay such taxes at Closing.

17. Non-Waiver. A waiver by either party hereto of any of the covenants, conditions or agreements contained herein to be performed by the other party shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

18. Time is of the Essence. Time is of the essence as to all dates and timeframes in this transaction.

19. Restriction on Transfer. Purchaser agrees not to assign this Agreement or transfer the Property, whether before or after the Closing of Parcel A, until such time as Purchaser has satisfied all of its obligations under this Agreement (including acting as landlord under the lease referenced in Paragraph 6(b)(ii)) without Seller’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned so long as the assignee or transferee agrees, in writing, to fulfill all of Purchaser’s outstanding obligations under this Agreement); provided, however, Purchaser may assign this Agreement to Trademark Property Company or any of its affiliated companies without the necessity of (i) obtaining Seller’s prior consent or (ii) satisfying all of Purchaser’s obligations under the Agreement prior to such assignment. Purchaser agrees that Seller may, at or after the Closing of Parcel A, record an affidavit of facts in the real property records of the Hamilton County Recorder’s Office to memorialize Purchaser’s obligations under this Paragraph 19 so long as Seller removes such affidavit from the real property records at or before the expiration of the post-Closing occupancy period.

20. Amended and Restated Agreement. Seller and Purchaser acknowledge and agree that (i) this Agreement amends and restates the Original Agreement in its entirety and (ii) the terms and provisions of this Agreement supersede the terms and provisions of the Original Agreement in all respects.

21. Section 1031 Exchange. Purchaser agrees to reasonably cooperate with Seller to facilitate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, and hereby consents to Purchaser’s assignment of this Agreement to facilitate such exchange.

(Signature blocks on next page)

EXECUTED as of the day and year first above written.

Witnesses:	PURCHASER:

TRADEMARK PROPERTY COMPANY,
a Texas corporation

By:
	Print Name:	Rick Knight
	Its:	Chief Financial Officer

SELLER:

THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation

By:
	Print Name:	David D. Blum
	Its:	President

EXHIBIT “A”

DESCRIPTION OF THE PROPERTY

Parcel A: the north Kirk & Blum Building as more particularly described on Exhibit “A-1” attached hereto.

Parcel B: the entire south Kirk & Blum Building (not just the office portion thereof) as more particularly described on Exhibit “A-2” attached hereto.

EXHIBIT “A-1”

NORTH BUILDING LEGAL DESCRIPTION

(to be attached)

EXHIBIT “A-2”

SOUTH BUILDING LEGAL DESCRIPTION

(to be attached)